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                         SOUTHWESTERN ENERGY COMPANY

                      1993 INCENTIVE COMPENSATION PLAN

                                   SUMMARY

     The Southwestern Energy Company 1993 Incentive Compensation Plan (the "Plan") is effective for fiscal years commencing on and after January 1, 1993 and ending on or prior to December 31, 2003. The purpose of the Plan is to attract, retain and motivate key employees by providing cash and stock incentive compensation to certain employees of the Company and its subsidiaries who have a significant impact on earnings, growth and shareholder value by rewarding both organizational and individual performance. Only active employees of Southwestern Energy Company and its subsidiaries who are employed in a key management capacity are eligible to participate in the Plan. The Plan is administered by the Compensation Committee of Southwestern Energy Company's Board of Directors (the "Committee").
     Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Plan.
     Awards under the Plan are based on pre-determined minimum, target and maximum performance levels using the following performance factors for the various business segments of Southwestern Energy Company and its subsidiaries:
     (1) Corporate Performance Factors: (i) the Company's Return on Equity for such year, and (ii) the Company's Earnings Per Share Growth.

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     (2)  E & P Performance Factors: (i) Increase in Reserve Additions
adjusted for revisions to previous estimates; and (ii) Average Finding Costs.

     (3) Utility Performance Factor: the Expected Return on Rate Base adjusted for inflation.
     (4) Pipeline Performance Factors: (i) Budgeted Volume of gas to be transported for the Plan Year; and (ii) Gross Revenue Less Direct Expenses.
     (5) Property Acquisitions: (i) Dollars of Acquisitions, the amount spent during any given Plan Year on the acquisition of producing properties.
(ii) Average Acquisition Cost per Mcf. In the initial Plan Year, the property acquisitions segment will not be eligible for a bonus award under the Plan. For the 1994 Plan Year, the bonus award shall be 100 percent discretionary as determined by the Chief Executive Officer of the Company upon approval by the Committee.
     Achievement of the predetermined minimum, target or maximum Threshold Levels shall determine the bonus percentages ("Bonus Percentages") to be used in calculating bonus amounts. The Bonus Percentages applicable to each Threshold Level may be changed by the Committee from time to time.
     For each Company Performance Factor, a bonus amount shall be calculated for the year equal to a percentage of each participant's base salary as of the beginning of the Plan Year, adjusted by a percentage ("Weighting Factor") applicable to each Company Performance Standard as established by the Committee. Weighting factors may be changed by the Committee from year to year, and

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additional Company Performance Factors may be established, so long as the sum of the Weighting Factors are always equal to 100%. The sum of the individual bonus amounts so established for each Company Performance Factor shall be equal to the Organizational Performance Amount.
     The Plan also allows for discretionary awards to be made to participants upon the recommendation of the Company's Chief Executive Officer with the approval of the Committee. Discretionary awards will be based upon an individual participant's performance against individually established goals or an overall assessment of a participant's contribution in areas that cannot be quantifiably measured ("Discretionary Award Amount"). Furthermore, the Chief Executive Officer is authorized, in his sole discretion, to make awards from a discretionary bonus pool to any employee of the Company or its subsidiaries who is not a participant in the Plan. The amount of the Chief Executive Officer's discretionary pool is determined by the Committee.
     Each participant's bonus for a given year is equal to the sum of the participant's Organizational Performance Amount and Discretionary Award Amount.
     At the discretion of the Committee, awards are payable in cash, restricted common stock of the Company, or a combination of cash and restricted common stock. All restrictions on awards of restricted common stock lapse at the rate of 20% per year (or such other rate as the Committee may determine) of the total shares included in an award beginning one year after the date of the award

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of the shares, unless the restrictions are terminated earlier by the occurrence of any of the following events:

     1. The retirement of the participant at the participant's normal retirement date;
     2. The death or total and permanent disability of a participant while employed by the Company or a subsidiary;
     3.   The occurrence of a change in control of Southwestern Energy
          Company; and
     4. The early retirement of the participant or termination of a participant's employment for any other reason if the Committee determines that the lapse of restrictions is in the best interest of the Company and the participant consents.

Restricted common stock granted under the Plan is subject to the provisions of the Southwestern Energy Company 1993 Stock Incentive Plan and count toward the aggregate number of shares authorized under that plan.

     The interest of any participant under the Plan is non-assignable either by voluntary or involuntary assignment or by operation of law. The Plan confers no rights upon any employee concerning the continuation of employment with the Company and does not interfere in any way with the right of the Company to terminate any employee at any time.
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